EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DigitalFX International, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 2,239,252 shares of common stock of DigitalFX International, Inc. and Subsidiaries, of our report dated March 7, 2007, relating to the financial statements of DigitalFX International, Inc. as of December 31, 2006 and 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” on January 1, 2006) which appear in the Company’s report on Form 10-KSB/A filed with the Securities and Exchange Commission on March 19, 2007.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accounts

Los Angeles, California
May 21, 2007